Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. of our reports dated March 1, 2018 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the combined Annual Report on Form 10-K of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

December 31, 2018